SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4)

OF THE SECURITIES EXCHANGE ACT OF 1934

SemGroup Corporation

(Name of Subject Company)

SemGroup Corporation

(Names of Person(s) Filing Statement)

Class A Common Stock, par value $0.01 per share

(Title of Class of Securities)

81663A 105

(CUSIP Number of Class of Securities)

Candice L. Cheeseman

General Counsel and Secretary

SemGroup Corporation

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, OK 74136-4216

(918) 524-8100

(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the person(s) filing statement)

With copies to:

David A. Katz, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Exhibit Index

Exhibit Number	Description

99.1	Press Release dated November 22, 2011, issued by SemGroup Corporation (incorporated by reference to SemGroup Corporation Current Report on Form DEFA14A filed on November 22, 2011)